     Exhibit 2.5
CERTIFICATE OF INCORPORATION
OF
GS FINANCE CORP.
     FIRST.  The name of the corporation is GS Finance Corp.
     SECOND.  The address of the corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH.  The total number of shares which the corporation shall have authority to issue is 100 shares of Common Stock, and the par value of each such share is $0.01.
     FIFTH.  The name and mailing address of the incorporator is Wing Yee Veronica Foo, The Goldman Sachs Group, Inc., 85 Broad Street, New York, NY 10004.

     SIXTH.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.
     SEVENTH. The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation. Elections of the directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.
     EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     IN WITNESS WHEREOF, I have signed this certificate of incorporation this 17th day of August, 2007.

/s/ Wing Yee Veronica Foo

By:	Wing Yee Veronica Foo
Incorporator